Exhibit 1.01
Conflict Minerals Report

Statements in this Conflict Minerals Report, which express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements, including statements related to our compliance efforts and expected actions identified under the “Steps to Be Taken to Mitigate Risk and Maturing Due Diligence Program” and “Continuous Improvement Efforts to Mitigate Risk” sections of this report. These forward-looking statements are subject to various risks, uncertainties and assumptions, including, among other things, our customers’ requirements to use certain suppliers, our suppliers’ responsiveness and cooperation with our due diligence efforts, our ability to implement improvements in our conflict minerals program and our ability to identify and mitigate related risks in our supply chain. If one or more of these or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see our other filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 20-F  for the year ended December 31, 2014. We caution that undue reliance should not be placed on these forward-looking statements, which speak only as of the date of this report, and we undertake no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

This is the Conflict Minerals Report for Magal Security Systems Ltd. (“Magal” , “we” or “our”), filed with the SEC pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”) for the reporting period from January 1, 2014 to December 31, 2014. The Rule was adopted by the SEC to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. “Conflict minerals” are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (3TG) for the purposes of this assessment.

If a registrant can establish that the conflict minerals in its products originated from sources other than the Democratic Republic of the Congo (DRC) or an adjoining country, or from recycled and scrap sources, the registrant must submit a specialized disclosure report under Form SD that describes the steps that the registrant took to determine the origin of the conflict minerals in its products.

If a registrant has reason to believe that any of the conflict minerals in its supply chain may have originated in the DRC or an adjoining country, or if the registrant is unable to determine the country of origin of those conflict minerals, then the registrant must exercise due diligence on the conflict minerals’ source and chain of custody, and the registrant must annually submit a Conflict Minerals Report to the SEC that includes a description of those due diligence measures.

The report presented herein has not been audited by an independent private sector auditor, as the Rule provides that if a registrant’s products are “DRC conflict undeterminable” in 2014, then such audit is not required.

Company and Products’ Overview

Magal, incorporated under the laws of the State of Israel on March 27, 1984,  develops, manufactures, markets and sells comprehensive computerized physical and cyber security products and systems to high profile customers.  Our systems are used in more than 80 countries to protect sensitive facilities, including national borders, military bases, power plants, airports, seaports, prisons, industrial sites, oil and gas facilities, Olympic villages and stadiums and municipalities from intrusion, crime, sabotage or vandalism to infrastructure, assets and personnel.

Our products are categorized into different technologies, consisting of physical and cyber security solutions;

•	Perimeter Intrusion Detection Systems (PIDS);

•	CCTV systems, including a perimeter security Robot;

•	Cyber security systems;

•	Command and control systems; and

•	Miscellaneous systems tailored for specific vertical market needs.

Our products often require the use of tin, tantalum and gold, which fall under the definition of conflict minerals:

1.	Gold – after being melted andapplied to a component part in a thin coating, forms part of Magal’s sensors.

2.	Tin – used in electronic circuit cards while soldering components into the cards, in purchased off-the-shelf component leads and wires.

3.
Gold plating – contact pins as part of connectors that Magal purchases as strictly off-the-shelf product and are soldered or attached to wire harnesses or electronic circuit cards. Not custom manufactured or contracted to manufacture.

4.	Tantalum - forms part of capacitors that Magal purchases as strictly off-the-shelf product and is soldered or attached to the electronic cards. Not custom manufactured or contracted to manufacture.

We determined that during the 2014 calendar year, we manufactured and sub-contracted to manufacture products containing derivatives of the defined conflict minerals and that the use of these 3TG materials is necessary to the functionality or production of these products.

Due Diligence

Magal adopted the OECD Due Diligence Guidelines for responsible supply chain of minerals from Conflict –Affected and High-Risk Area, to determine Reasonable Country of Origin Inquiry (RCOI).

•	Steps Taken to Identify Risks in the Supply Chain and the RCOI Survey. We performed a process that is based on the steps of the OECD Framework, as follows:

a.
Step 1 - Establish strong company management systems: Magal is in the process of adopting and communicating a company’s policy to suppliers and the public. Magal structured a team of individuals from various areas within the organization to support the process of supply chain due diligence. This includes implementing a system of controls to aid in the transparency over the mineral supply chain.

b.
Step 2 - Identify and assess risk in the supply chain: Magal mapped and evaluated its family of products. Magal mapped the relevant agents and suppliers, as well as the manufacturers that sell to these agents and suppliers, and determined that the products that may contain 3TG minerals are sourced from approximately 400 manufacturers who are subject to Magal’s RCOI survey process.

c.
Step 3 - Design and implementation of a strategy to respond to identified risks: From the risks identified above, Magal discussed this assessment and subsequently is in the process of designing and implementing a strategy to respond to such risks. Magal asked each of its suppliers and manufacturers for a certificate showing its compliance with conflict minerals usage as defined in the Dodd-Frank Act.

d.
Step 4 - Report on supply chain due diligence: Magal has compiled its results and filed this report in accordance with Rule 13p-1 through the use of the Form SD and the attachment of this Conflict Minerals Report.

•	Results for the 2014 Calendar Year.

e.
The Conflict Mineral Process, as described above, allowed Magal to identify in-scope products and the corresponding suppliers. These identified suppliers were surveyed. The survey population included our primary suppliers for our family products. The responses indicated that a portion of Magal’s products may contain one or more of the named 3TG minerals. However, the results from the survey did not allow Magal to reach a reportable conclusion as to the source of any potential conflict minerals. The certificates received from manufacturers were filed in Magal’s system to enable it to better track conflict minerals issues when placing orders.

•	Steps Magal Intends to Take.

f.
The due diligence process discussed above is an ongoing process. As Magal continues to conduct due diligence on its products, it will continue to refine procedures to meet the goals and adhere to values regarding products containing 3TG minerals. This may include some or all of the following:

►	continue to conduct and report annually on supply chain due diligence for the applicable conflict minerals;

►	adopt the process described herein as an ongoing process for all new or acquired products;

►	provide educational materials to our employees who are involved with Conflict Minerals derivatives 3TG on the supplier side of our business;

►	continue to provide educational materials to our direct suppliers about our reporting obligations imposed by Form SD and the SEC regarding Conflict Minerals; and

►
attempt in the future to validate supplier responses using information collected via independent conflict free smelter validation programs such as the EICC/GeSI Conflict Free Sourcing Initiative (CFSI).